EXHIBIT 3.2
                            ARTICLES OF INCORPORATION
                                       OF
                           CALIFORNIA CLEAN AIR, INC.

                                        I

         The name of the corporation is CALIFORNIA CLEAN AIR, INC.

                                       II

         The name of the registered agent and registered office is:

                                Robert D. McNeely
                             310 West Telegraph St.
                            Carson City, Nevada 89703

                                       III

         The purpose of the corporation shall be to engage in any lawful activity and any activities necessary, convenient or desirable to accomplish such purposes, not forbidden by law or these articles of incorporation.
                                       IV

         The total authorized capital of the corporation shall be 120,000,000 shares consisting of 100,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share. The board of directors shall have the authority, without any further approval of the shareholders, to establish the relative rights, preferences and limitations of any class of common or preferred stock. The consideration for the issuance of any shares of capital stock may be paid, in whole or in part, in money, services or other thing of value. The judgment of the directors as to the value of the consideration for the shares shall be conclusive. When the payment of the consideration for the shares has been received by the corporation, such shares shall be deemed fully paid and nonassessable.

                                        V

         The initial board of directors shall consist of one (1) member whose name and address are as follows:

                                Stephen D. Wilson
                               10345 SW 69th Ave.
                                Tigard, OR 97223


                                       VI

         The incorporator of the corporation is:

                               Robert C. Laskowski
                            520 SW Yamhill, Suite 600
                             Portland, OR 97204-1329

                                       VII

         The corporation shall indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any legal proceeding against all expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding.


         IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 4th day of December, 2002.


                                               /s/ ROBERT C. LASKOWSKI
                                               ---------------------------------
                                               Robert C. Laskowski, Incorporator

         STATE OF OREGON                             }
                                                     } ss.
         COUNTY OF MULTNOMAH                         }

         On the 4th day of December, 2002, personally appeared before me, a notary public of the State of Oregon, Robert C. Laskowski, known to me to be the person who executed the foregoing Articles of Incorporation, who acknowledged that he executed the same freely and voluntarily.

                                               /s/ MELANIE S. WISNIEWSKI
                                               ---------------------------------
                                               Notary Public


                  ACCEPTANCE OF APPOINTMENT OF REGISTERED AGENT

         I, Robert D. McNeely, hereby accept appointment as Resident Agent for the above named corporation.

         Dated: December 5, 2002.             /s/ ROBERT D. MCNEELY